FOR IMMEDIATE RELEASE



Contact:          John S. Holle (706/845-5005)
                  J. Daniel Speight, Jr. (912/268-2056)
                  Donald M. Thigpen (912/583-2225)

                         FLAG Financial Corporation And
                         ------------------------------
             Heart Of Georgia Bancshares, Inc., Announce Combination
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LaGrange, GA (May 28, 1998) -- FLAG Financial  Corporation  (OTC:FLAG) Chairman,
John S. Holle, and President and CEO, J. Daniel Speight, Jr., announced today that FLAG Financial Corporation and Heart of Georgia Bancshares, Inc. ("Heart of Georgia") located in Mount Vernon, Georgia have announced the execution of a Letter of Intent to combine their two operations by means of a tax-free merger.

Under the terms of the proposed agreement, shareholders of Heart of Georgia will receive 1.35 shares of FLAG common stock for each share of Heart of Georgia common stock. The merger, which is anticipated to be accounted for as a pooling of interests, is projected to be consummated by the end of the third quarter of 1998, pending execution of a definitive agreement, final due diligence, regulatory approval and approval by the shareholders of Heart of Georgia and FLAG. The transaction is expected to be accretive to future earnings of FLAG.

J. Daniel Speight, Jr., President and Chief Executive Officer of FLAG, added, "We are very excited about adding Heart of Georgia Bancshares, parent company of Mount Vernon Bank, to our team of community bankers. Heart of Georgia Bancshares is located close to both The Bank of Milan, which FLAG merged with on May 12, 1998, and The Brown Bank, which recently signed a Letter of Intent with FLAG. The addition of Heart of Georgia Bancshares will give us an even stronger presence in this attractive and growing area of Georgia."

Don Thigpen, President and Chief Executive Officer of Heart of Georgia, stated, "Our merger with FLAG will provide benefits to many of our constituents. Our customers will benefit from an expanded base of services, our employees will benefit from broader career opportunities and our shareholders will benefit from greater liquidity in their investment and the prospect of enhanced long-term returns. With all the financial and technological changes occurring in the banking industry today it is imperative that community banks partner together to remain competitive. Banks must be positioned to provide total financial services to each customer in our market areas. We are excited to have the opportunity to join the FLAG partnership of community banks and be a part of this vibrant and expanding organization."

FLAG Financial Corporation is a multi-bank holding company whose wholly owned subsidiaries are First Federal Savings Bank of LaGrange, in LaGrange, Georgia, Citizens Bank, in Vienna, Georgia and Bank of Milan, in Milan, Georgia. Additionally, FLAG has a pending merger with The Brown Bank in Metter, Georgia. On a combined pro forma basis, including Mount Vernon Bank, FLAG's assets will increase to in excess of $500 million.

FLAG currently has 3.4 million shares of common stock outstanding which are traded and quoted on The Nasdaq National Market under the symbol "FLAG." Subsequent to the previously announced 3-for-2 stock split payable June 3, 1998, there will be approximately 5.2 million shares outstanding.


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